Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is effective as of November 8, 2013 by and between Orchids Paper Products Company (“Company”) and Jeffrey S. Schoen (“Executive”).

WHEREAS, Executive desires to serve as the President and Chief Executive Officer of the Company and in exchange for the protection and other consideration set forth in this Agreement, is willing to give the Company, under certain circumstances, his covenant not to compete, and the Company desires to so employ Executive.

NOW, THEREFORE, in consideration of the promises and the mutual agreements contained herein, the Company and Executive hereby agree as follows:

ARTICLE I

Definitions

1.1	Definitions. As used herein, the following terms shall have the following meanings.

(a)	“Board” means the board of directors of the Company.

(b)	“Cause” means (i) engaging by Executive in willful misconduct which is materially injurious to Company; (ii) conviction of Executive by a court of competent jurisdiction of, or entry of a plea of nolo contendere with respect to a felony; (iii) engaging by Executive in fraud or dishonesty in connection with the business of Company; (iv) Executive’s abuse of or dependency on alcohol or drugs (illicit or otherwise); (v) Executive’s material breach of this Agreement; or (vi) failure to perform the lawful directives of the Board.

(c)	“Change of Control” means (i) a change in the ownership of the Company, which occurs on the date that any one person or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; (ii) a change in the ownership of all or substantially all of the Company’s assets, which occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 80% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions, or (iii) a reorganization, merger or consolidation, in each case with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of, respectively, the common stock and the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated corporation’s then-outstanding voting securities, or a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company. For this purpose, gross fair market value means the value of the assets of the Company or the value of the assets being disposed of determined without regard to any liabilities associated with such assets.

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(d)	“Code” means the Internal Revenue Code of 1986, as amended.

(e)	“Confidential Information” shall mean all technical and business information of the Company, or which is learned or acquired by the Company from others with whom the Company has a business relationship in which, and as a result of which, similar information is revealed to the Company, whether patentable or not, which is of a confidential, trade secret and/or proprietary character and which is either developed by Executive (alone or with others) or to which Executive shall have had access during his employment. Confidential Information shall include (among other things) all confidential data, designs, plans, notes, memoranda, work sheets, formulas, processes, and customer and supplier lists.

(f)	“Good Reason” means (i) a requirement that Executive permanently relocate to a place of business more than 100 miles from the location of the Company’s principal offices; (ii) a material diminution in Executive’s duties; (iii) a requirement that Executive regularly report directly to a person other than the Board; or (iv) a material breach of this Agreement by the Company.

ARTICLE II

Employment

2.1	Employment. Company agrees to employ Executive and Executive hereby accepts such employment with the Company, upon the terms and conditions set forth in this Agreement, for the period beginning on November 8, 2013 (“Start Date”) and ending as provided in Section 2.4 of this Agreement (“Employment Period”).

2.2	Position and Duties.

(a)	Commencing on the Start Date and continuing during the Employment Period, Executive shall serve as President and Chief Executive Officer of the Company. As President and Chief Executive Officer, Executive, subject to the control of the Board, shall perform such duties as are customary for such position and such duties as may be assigned to him by the Board.

(b)	Executive shall devote his best efforts and his full business time and attention to the business and affairs of the Company. Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner. In the performance of his duties hereunder, Executive shall at all times report and be subject to the lawful direction of the Board and perform his duties hereunder subject to and in accordance with the resolutions or any other determinations of the Board and the bylaws of the Company and applicable law. During the Employment Period, Executive shall not become an employee of any person or entity other than the Company.

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2.3	Base Salary, Bonus and Benefits.

(a)	Subject to the terms of this Agreement, in consideration of Executive’s agreements contained herein, for the period beginning on the Start Date, Executive’s base salary shall be $400,000 per annum (“Base Salary”), which shall be payable in equal installments during the year in accordance with the Company’s normal payroll schedule and shall be subject to deductions for customary withholdings, including, without limitation, federal and state withholding taxes and social security taxes.

(i)	Executive’s Base Salary shall be reviewed annually by the Compensation Committee of the Company’s Board, which may, in its sole discretion, make any changes thereto.

(ii)	If there is a significant long-term industry disruption, the Company and Executive agree to meet in good faith and discuss whether such disruption should result in an adjustment to the Base Salary, and negotiate any such adjustment accordingly.

(iii)	If the Company acquires an entity using Company stock (or Company stock represents a significant portion of the purchase), and/or the Company increases in size by seventy-five percent (75%) or more due to a merger or similar form of acquisition, the Company and Executive agree to meet and negotiate in good faith and regarding any necessary adjustments to the Base Salary.

Beginning November 8, 2013, Executive shall be eligible for the opportunity to earn performance bonuses in an amount up to 100% of Base Salary (with a target bonus equal to 60% of Base Salary), based on the achievement of such targets as shall be established, in accordance with the Company’s bonus program. Solely for purposes of calculating a bonus under this section, Base Salary shall be defined as the annual Base Salary at the start of any performance period under the program multiplied by a fraction in which the numerator is the number of months in the performance period and the denominator is twelve (12). Executive may receive a bonus in relation to the fiscal year ending December 31, 2013 that is prorated according to the number of days Executive was employed during that year. Thereafter, if Executive was employed for less than 50% of a performance period, Executive shall not be entitled to any portion of a performance bonus for that period. If Executive was employed for at least 50% of a performance period, but less than the entire period, Executive shall receive a prorated portion of any bonus for that period. All payments will be paid in accordance with the terms of the applicable bonus plan. Executive shall be entitled to participate in all retirement, disability, pension, savings, life, health, medical, dental, insurance and other fringe benefits or plans of the Company generally available to executive employees of the Company.

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(b)	Pursuant to the terms and conditions of a Nonqualified Stock Option Agreement (“Option Agreement”), the Company shall grant Executive a stock option to purchase 400,000 shares of common stock of the Company, conditioned upon shareholder approval to be obtained no later than September 30, 2014, and subject to all terms and conditions of the Option Agreement evidencing such grant. Any inconsistencies between this Agreement and the Option Agreement shall be resolved in favor of the Option Agreement.

(c)	Company Performance Bonus. Executive shall receive a one-time bonus payment of $50,000 if the Company’s share price closes at or above each of the following thresholds at any point during the five years following the Start Date: (i) $34.7875; (ii) $42.35; (iii) $51.425; and (iv) $60.50. Only one $50,000 payment shall be paid for reaching any one threshold, (i) – (iv) above, and the total sum of bonus payments that Executive may receive pursuant to this Section 2.3(c) is $200,000. As used within this Section 2.3(c), the term “share price closes” means the closing price of the common stock of the Company for three consecutive business days.

(d)	During the Employment Period, the Company, upon the submission of proper substantiation by Executive, shall reimburse Executive for all reasonable business expenses actually and necessarily paid or incurred by him in the course of and pursuant to the business of the Company, in accordance with Company policies relating to the reimbursement of business expenses.

(e)	The Company shall pay the reasonable closing costs on the purchase of Executive’s principal residence in the Tulsa, Oklahoma area, and the actual moving expenses associated with moving Executive’s (and his immediate family’s) personal effects to his principal residence in Tulsa, provided that Executive has executed a contract for the purchase or construction of such principal residence within one year of the Start Date. The Company shall pay to Executive a gross-up payment in an amount equal to the federal, state and local taxes imposed on the payments contemplated by this subsection (d) relating to moving expense reimbursements and allowances (including federal, state and local taxes imposed on such gross-up payments). Executive must be employed with the Company at the time of such payments in order to receive such payments, provided however, that such payments shall be made within 10 days of Executive requesting such reimbursement and allowances and submitting adequate documentation supporting such request.

(f)	The Company shall reimburse Executive monthly for the cost of reasonable temporary living in an apartment in the Tulsa, Oklahoma area for a period not to exceed 12 months.

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(g)	Executive shall be entitled to four weeks of vacation during each year of employment for the first three years of employment and five weeks of vacation during each year of employment thereafter, consistent with Company policy and to be taken at times which do not unreasonably interfere with the performance of Executive’s duties hereunder. Unused vacation time shall be treated in accordance with the Company’s policies in effect from time to time. Nothing within this section alters the “at will” nature of the employment relationship between Executive and the Company, which can be terminated at any time pursuant to the terms of this Agreement.

2.4	Term.

(a)	General Term. This Agreement shall commence on the Start Date and, from that date forward, the employment relationship shall be “at will,” meaning that it may be terminated by either party at any time, for any reason, with or without notice.

(b)	Termination Following a Change of Control. If, within twelve (12) months following a Change of Control, Executive is terminated by the Company without Cause or resigns his employment for Good Reason, Executive shall be entitled to all previously earned and accrued but unpaid Base Salary up to the date of such termination and a severance payment consisting of (i) an amount equal to two (2) years of Base Salary, and (ii) an amount equal to twice the average of the annualized previous two bonus payments to the Executive, excluding any Company Performance Bonus paid to Executive pursuant to 2.3(c). Such severance payment will be made in a lump sum by the date that is 90 days after the date of termination of employment. All payments shall be subject to deductions for customary withholdings, including, without limitation, federal and state withholding taxes and social security taxes.

(c)	Other. In the event that Executive is terminated by the Company or terminates his own employment for any reason at any time other than described in subsection (b) above, Executive shall be entitled only to his Base Salary through the date of termination, but shall not be entitled to any further Base Salary or any applicable bonus, benefits or other compensation for that year or any future year, except as may be provided in an applicable benefit plan or program, or to any severance compensation of any kind, nature or amount..

(d)	Limitation on Certain Additional Payments. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by Company to or for the benefit of Executive (“Payments”) would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments due under this Agreement shall be decreased to the greatest amount that could be paid to Executive such that receipt of Payments would not give rise to any such excise tax.

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(e)	Severance Forfeiture. Executive agrees that Executive shall be entitled to severance pay as set forth in this Section 2.4 only if Executive executes a release of all claims against the Company in such form as the Company may require and Executive has not materially breached as of the date of termination any provisions of this Agreement and does not materially breach such provisions at any time during the period for which such payments are to be made. The Company’s obligation to make such payments will terminate upon the occurrence of any such material breach during the severance period. In the event the period to execute the release spans two (2) calendar years, payment will not occur until the second calendar year and after the release has become effective.

(f)	No Additional Severance. Executive hereby agrees that no severance compensation of any kind, nature or amount shall be payable to Executive, except as expressly set forth in this Section 2.4, and Executive hereby irrevocably waives any claim for any other severance compensation.

(g)	Death or Disability. The Company’s obligation under this Agreement terminates on the last day of the month in which Executive’s death occurs or on the date as of which Executive first becomes entitled to receive and actually receives disability benefits under the Company’s long-term disability plan. The Company shall pay to Executive or Executive’s estate all previously earned and accrued but unpaid Base Salary up to such date. Thereafter, Executive or his estate shall not be entitled to any further Base Salary, bonus, except for any bonus which might be due under Section 2.3(a) above, benefits or other compensation for that year or any subsequent year, except as may be provided in an applicable benefit plan or program.

2.5	Confidential Information.

(a)	Executive shall use his best efforts and diligence both during and after his employment with the Company, regardless of how, when or why Executive’s employment ends, to protect the confidential, trade secret and/or proprietary character of all Confidential Information. Executive shall not, directly or indirectly, use (for himself or another) or disclose any Confidential Information, for so long as it shall remain proprietary or protectable as confidential or trade secret information, except as may be necessary for the performance of Executive’s duties for the Company.

(b)	Executive shall promptly deliver to the Company, at the termination of the Employment Period or at any other time at the Company’s request, without retaining any copies or summaries thereof, all documents, information and other material in Executive’s possession or control containing, reflecting and/or relating, directly or indirectly, to any Confidential Information, irrespective of the format in which such information was received, transferred, copied, stored or maintained, i.e. hard copy, electronically stored information, or any other format. Executive shall also provide the Company written assurance that all such information has been returned, that all such information stored on a personal electronic device has been removed, and that no copies remain under his control. Executive agrees that the return of such information pursuant to this Section 2.5(b) and provision of the written assurance contemplated herein shall be a condition precedent to Executive receiving any payment under this Agreement other than previously earned wages or bonuses.

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(c)	Executive’s obligations under this Section 2.5 shall also extend to the confidential, trade secret and proprietary information learned or acquired by Executive during his employment from others with whom the Company has a business relationship.

(d)	Executive’s breach of Section 2.5 of this Agreement shall relieve Company of its obligations (if any) to pay any further severance benefits under this Agreement.

2.6	Competitive Activity.

(a)	Executive shall continue to be obligated under Section 2.5 of this Agreement not to use or to disclose Confidential Information so long as it shall remain proprietary or protectable as confidential or trade secret information

(b)	For two (2) years following termination of his employment with the Company, including without limitation termination by the Company for Cause or without Cause, Executive agrees to advise the Company of his new employer, work location and job responsibilities within ten (10) days after accepting new employment.

(c)	Executive understands that the intention of Sections 2.5 and 2.6 of this Agreement is not to prevent Executive from earning a livelihood and Executive agrees nothing in this Agreement would prevent Executive from earning a livelihood utilizing his general skills in any of the companies which are not directly or indirectly in competition with the Company.

(d)	Executive agrees that during his employment with the Company, he shall not, directly or indirectly, solicit the trade of, or trade with, any customer, prospective customer or supplier of the Company or any of its subsidiaries for any business propose other than for the benefit of the Company or such subsidiaries. Executive further agrees that, during his employment with the Company and, if Executive receives severance pursuant to Section 2.4(b) of this Agreement, for two (2) years following termination of his employment with the Company, Executive shall not directly solicit the sale of goods, services or a combination of goods and services from the Company’s established customers, or those of any of its subsidiaries, for any Competing Business.

(e)	Executive agrees that, during his employment with the Company and for two (2) years following termination of his employment with the Company, including without limitation termination by the Company for Cause or without Cause, Executive shall not, directly or indirectly, solicit, hire or induce, or attempt to solicit, hire or induce, any employee of the Company or any of its subsidiaries to leave the Company or any of its subsidiaries for any reason whatsoever or hire any employee of the Company or any of its subsidiaries.

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ARTICLE III

Miscellaneous

3.1 Executive’s Representations. Executive hereby represents and warrants to the Company that (i) Executive’s execution, delivery and performance of this Agreement do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, and (ii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive represents that he is not bound by any other noncompete or confidentiality restrictions. Executive hereby acknowledges and represents that he fully understands the terms and conditions contained herein.

3.2 Survival. Sections 2.5 and 2.6 and Sections 3.2 through 3.15 shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

3.3 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or sent via facsimile, or sent via electronic mail, to the recipient. Such notices, demands and other communications will be sent to the addresses indicated below:

To the Company:

Orchids Paper Products Company

4826 Hunt Street

Pryor, OK 74361

Attn: Keith Schroeder

krschroeder@orchidspaper.com

with a copy to:

Polsinelli, P.C.

161 North Clark Street, Suite 4200

Chicago, IL 60601

Attn: Don Figliulo

dfigliulo@polsinelli.com

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To Executive:

Jeffrey S. Schoen

4826 Hunt Street

Pryor, OK 74361

jsschoen@orchidspaper.com

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

3.4 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, (a) the parties agree that such provision(s) will be enforced to the maximum extent permissible under the applicable law, and (b) any invalidity, illegality or unenforceability of a particular provision will not affect any other provision of this Agreement.

3.5 Successors and Assigns. Except as otherwise provided herein, all covenants and agreements contained in this Agreement shall bind and inure to the benefit of and be enforceable by the Company, and their respective successors and assigns. This Agreement is personal to Executive and except as otherwise specifically provided herein, this Agreement, including the obligations and benefits hereunder, may not be assigned to any party by Executive.

3.6 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

3.7 Counterparts. This Agreement may be executed in one or more identical counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

3.8 Waiver. Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of such right, power or privilege or of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged therewith, and, in the case of Company, by its duly authorized officer.

3.9 Entire Agreement. This instrument constitutes the entire agreement of the parties in this matter and shall supersede any other agreement between the parties, oral or written, concerning the same subject matter including, but not limited to, any prior employment and severance agreements. Without limiting the foregoing, the term sheet covering the offer for employment by the Company to Executive is specifically superseded hereby and of no force or effect.

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3.10 Amendment. This Agreement may be amended only by a writing which makes express reference to this Agreement as the subject of such amendment and which is signed by Executive and by a duly authorized officer of the Company.

3.11 Governing Law. This Agreement shall be signed by the parties in Tulsa, Oklahoma. All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the domestic law of the State of Oklahoma, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Oklahoma or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Oklahoma. Any litigation relating to or arising out of this Agreement shall be filed and litigated exclusively in the state or federal courts of Oklahoma.

3.12 Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorneys’ fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement, including, without limitation, Sections 2.5 and 2.6 hereof, and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

3.13 Future Employment. Executive shall disclose the existence of this Agreement to any new employer or potential new employer which offers products or services that compete with the Company’s business. Executive consents to the Company informing any subsequent employer of Executive, or any entity which the Company in good faith believes is, or is likely to be, considering employing Executive, of the existence and terms of this Agreement.

3.14 Specified Employee Determination. Notwithstanding anything herein to the contrary, in the event that Executive is determined to be a specified employee in accordance with Section 409A of the Code and the regulations and other guidance issued thereunder for purposes of any payment on termination of employment hereunder, payment(s) shall be made or begin, as applicable on the first payroll date which is more than six months following the date of separation from service, to the extent required to avoid the adverse tax consequences under Section 409A of the Code (“Section 409A”).

3.15 Section 409A. All payments under the Agreement are intended to be exempt from Section 409A as short-term deferrals.  In the event that any provision of the Agreement is deemed to be subject to Section 409A, the Company shall operate the Agreement in accordance with the requirements set forth in Section 409A.  If any provision of the Agreement does not comply with the requirements of Section 409A, the Company, in exercise of its sole discretion and without consent of the Executive, may amend or modify the Agreement in any manner to the extent necessary to meet the requirements of Section 409A.

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3.16 Arbitration. The parties agree that all disputes arising under or in connection with this Agreement, and any and all claims by Executive relating to his employment with the Company, including any claims of discrimination arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act or any similar federal, state or local law will be submitted to arbitration in Tulsa, Oklahoma to the American Arbitration Association (“AAA”) under its rules then prevailing for the type of claim in issue. The parties each hereby specifically submit to the personal jurisdiction of any federal or state court located in the State of Oklahoma for any such action and further agree that service of process may be made within or without the State of Oklahoma by giving notice in the manner provided herein.

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IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement this 23rd day of January, 2014 and effective as of the date first written above.

COMPANY

By: /s/ Steven R. Berlin

Name: Steven R. Berlin

Title: Board Chair

EXECUTIVE

/s/ Jeffrey S. Schoen

Name: Jeffrey S. Schoen

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